As filed with the U.S. Securities and Exchange Commission on August 19, 2025

Registration No. 333-269107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-269107

Sitio Royalties Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-4140242
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SITIO ROYALTIES CORP. LONG TERM INCENTIVE PLAN

DPM HOLDCO, LLC ASSIGNMENT AND ALLOCATION AGREEMENT

BRIGHAM MINERALS, INC. 2019 LONG TERM INCENTIVE PLAN

(Full title of the plans)

Teresa L. Dick

Executive Vice President, Chief Financial Officer and Assistant Secretary

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Green

Wachtell, Lipton Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-269107) filed by Sitio Royalties Corp., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on January 3, 2023 (the “Registration Statement”), registering 12,207,323 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 8,384,038 shares for issuance under the Sitio Royalties Corp. Long Term Incentive Plan, (ii) 309,527 shares for issuance upon the conversion of common units representing limited partnership interests in Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, together with shares of the Company’s Class C common stock, par value $0.0001 per share, that were acquired pursuant to the DPM HoldCo, LLC Assignment and Allocation Agreement, and (iii) 3,513,758 shares of Class A Common Stock for issuance under the Brigham Minerals, Inc. 2019 Long Term Incentive Plan.

On August 19, 2025 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated June 2, 2025, by and among the Company, Sitio Royalties Operating Partnership, LP, Viper Energy, Inc., Viper Energy Partners LLC, New Cobra Pubco, Inc. (“New Viper”), Cobra Merger Sub, Inc., and Scorpion Merger Sub, Inc. were consummated. On the Closing Date, the Company became a direct wholly owned subsidiary of New Viper, a new holding company that was subsequently renamed “Viper Energy, Inc.”

The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of Class A Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 19th day of August, 2025.

SITIO ROYALTIES CORP.

By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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